Exhibit 99.1

Eaton Corporation Corporate Communications Eaton Center Cleveland, OH 44114 tel: (216) 523-5304 kellymjasko@eaton.com	News Release
Date January 28, 2008
For Release Immediately
Contact Kelly Jasko, (216) 523-5304
Arthur E. Johnson Elected To Eaton Board Of Directors
CLEVELAND ...Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced that Arthur E. Johnson was elected to its board of directors. Johnson’s election brings the number of Eaton directors to 12.
“We are delighted to welcome Art to our board,” said Alexander M. Cutler, Eaton chairman and chief executive officer. “He will bring a valuable perspective to our business through his extensive background and experience in the aerospace and defense industries. This will serve Eaton well as we execute strategies to grow in these markets.”
Johnson, 62, is currently the senior vice president, Corporate Strategic Development, at Lockheed Martin Corporation (NYSE:LMT), a global security company that is principally engaged in the research, design, and manufacture of advanced technology systems. Prior to joining Lockheed Martin Corporation in 1996, Johnson was group vice president for Loral Corporation’s Federal Systems Group and served in roles of increasing responsibility at IBM Corporation.
In addition to his leadership at Lockheed Martin, Johnson serves on the boards of AGL Resources, Inc. and is a member of the Independent Board of Trustees of Fidelity Investments. He has a Bachelor of Arts degree in English from Morehouse College in Atlanta, Ga., and is a resident of Reston, Va.
Eaton Corporation is a diversified power management company with 2008 sales of $15.4 billion. Eaton is a global technology leader in electrical components and systems for power
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quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 75,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.
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